Exhibit 10.5

HMH HOLDINGS (DELAWARE), INC.

CHANGE IN CONTROL SEVERANCE PLAN

The Company hereby adopts the HMH Holdings (Delaware), Inc. Change in Control Severance Plan for the benefit of certain employees of the Company and its subsidiaries, on the terms and conditions hereinafter stated. All capitalized terms used herein are defined in Section 1 hereof. The Plan, as set forth herein, is intended to assist the Company in attracting and retaining executives in the face of career and compensation uncertainty if a Change in Control occurs. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be excepted from the definitions of “employee pension benefit plan” and “pension plan” set forth under section 3(2) of ERISA, and is intended to meet the descriptive requirements of a plan constituting a “severance pay plan” within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations §2510.3-2(b).

SECTION 1. DEFINITIONS. As hereinafter used:

1.1 “Affiliate” means, with respect to a Person (i) any Person or entity that directly or indirectly controls, is controlled by or is under common control with, such Person and/or (ii) to the extent provided by the Committee, any Person or entity in which such Person has a significant interest; provided, that, the term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any Person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

1.2 “Basic Severance Plan” means the Houghton Mifflin Harcourt Severance Plan, effective as of March 16, 2009, as it may be amended from time to time, or any successors thereto.

1.3 “Board” means the Board of Directors of the Company.

1.4 “Cause” has the meaning given such term in the MIP.

1.5 “Change in Control” means, unless otherwise provided in any employment agreement between the Company and the applicable Eligible Employee, the occurrence of any one of the following events:

(i) any Person (other than a Permitted Holder), together with its Affiliates (other than a Permitted Holder), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the outstanding common stock or voting power of the Company by merger, consolidation, reorganization or otherwise;

(ii) the sale of all or substantially all of the Company’s assets, determined on a consolidated basis, to any Person or group (as that term is used in Section 13(d) of the Exchange Act) of Persons (other than any Permitted Holder or their Affiliates); or

(iii) the Company combines with another company if, immediately after such combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, less than 50% of the Voting Stock of the combined entity;

provided, however, that for purposes of this definition, no group will be deemed to have been formed solely by virtue of the execution and delivery of the Restructuring Support Agreement and the Investor Rights Agreement and the consummation of the transactions contemplated thereby. In addition, the Board may specifically provide that an event or transaction that would not otherwise qualify as a Change in Control be treated as a Change in Control for purposes of the Plan.

For purposes hereof, (A) “Restructuring Support Agreement” shall mean the Restructuring Support Agreement, dated as of May 10, , 2012, by and among the parties thereto (as amended from time to time); (B) “Investor Rights Agreement” shall mean the Investor Rights Agreement, dated as of June 22, 2012 by and among the Company and certain of its stockholders (as amended from time to time); (C) “Permitted Holder” shall mean the informal group of unaffiliated holders of First Lien Bank Claims and 10.5% Notes Claims that have executed the Restructuring Support Agreement (but excluding any such holder that as of the Emergence Date was not the beneficial owner, directly or indirectly, of 5% or more of the outstanding common stock or voting power of the Company), and their Affiliates, advisors, nominees or investment managers; and (D) “Voting Stock” shall mean capital stock (of any class or classes) having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of the Company.

1.6 “Change in Control Protection Period” means the period commencing on the date a Change in Control occurs and ending on the second anniversary of such date, or the period commencing on the date of entry into a definitive agreement (or following a public announcement by the Company of a transaction or transactions), in either case the consummation of the transactions contemplated thereby would result in a Change in Control, but not earlier than six months preceding the Change in Control (but for the sake of clarity, conditioned on the actual consummation of the Change in Control).

1.7 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.8 “Company” means HMH Holdings (Delaware), Inc. or any successors thereto.

1.9 “Disability” means a physical or mental condition entitling the Eligible Employee to benefits under the applicable long-term disability plan of the Company or any its subsidiaries, if the Eligible Employee elected to participate in that plan, or if no such plan exists or the Eligible Employee did not elect to participate in such plan, a “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

1.10 “Effective Date” means December 20, 2012.

1.11 “Eligible Employee” means any full-time employee of the Company or any subsidiary thereof designated by the Board as a participant in the Plan.

1.12 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.13 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.14 “Excise Tax” has the meaning given such term in Section 4 hereof.

1.15 “Good Reason” means, with respect to an Eligible Employee, either (a) material adverse change in duties or reporting relationship, (b) reduction in salary or annual bonus opportunity not in connection with an across-the-board reduction for other senior executives of the Company, or (c) forced relocation to a place of employment more than 50 miles from the Eligible Employee’s place of employment immediately prior to the Change in Control; provided, however, that no termination of an Eligible Employee’s employment shall constitute a termination for Good Reason unless (i) the Eligible Employee has first provided the Company with written notice specifically identifying the acts or omissions constituting the grounds for Good Reason within thirty (30) days after the Eligible Employee has or should reasonably be expected to have had knowledge of the occurrence thereof, (ii) the Company has not cured such acts or omissions within thirty (30) days of its actual receipt of such notice, and (iii) the effective date of the Eligible Employee’s termination for Good Reason occurs no later than ninety (90) days after the initial existence of the facts or circumstances constituting Good Reason.

1.16 “MIP” means the HMH Holdings (Delaware), Inc. 2012 Management Incentive Plan, as it may be amended from time to time.

1.17 “Payment” has the meaning given such term in Section 4 hereof.

1.18 “Person” means “person” as such term is used in Section 13(d) of the Exchange Act.

1.19 “Plan” means this HMH Holdings (Delaware), Inc. Change in Control Severance Plan, as set forth herein, as it may be amended from time to time.

1.20 “Plan Administrator” means the Board or a committee designated by the Board to administer the Plan, consisting of two or more members of the Board, in accordance with applicable law or regulation. As of the Effective Date, the Plan Administrator shall be the Compensation Committee of the Board.

1.21 “Pro Rata Bonus” means the product of (a) the Eligible Employee’s Target Annual Bonus for the Company’s fiscal year in which the Severance Date occurs or in which the Change in Control occurs, if greater, and (b) a fraction, the numerator of which is the number of full and partial months completed from the first day of the fiscal year in which the Severance Date occurs through the Severance Date, and the denominator of which is twelve (12).

1.22 “Release Effective Date” means the date on which the release of claims required pursuant to Section 2.10 has become effective and irrevocable in accordance with its terms.

1.23 “Safe Harbor Amount” means the greatest pre-tax amount of Payments that could be paid to an Eligible Employee without causing an Eligible Employee to become liable for any Excise Tax in connection therewith.

1.24 “Severance” means (a) the involuntary termination of an Eligible Employee’s employment by the Company or any subsidiary thereof, other than for Cause, and other than due to death or Disability or (b) the termination of an Eligible Employee’s employment by the Eligible Employee for Good Reason, in each case, during the Change in Control Protection Period.

1.25 “Severance Date” means the date on which an Eligible Employee incurs a Severance.

1.26 “Target Annual Bonus” means an Eligible Employee’s target annual bonus opportunity as in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher.

1.27 “Tier I Employee” means any Eligible Employee designated as a Tier I Employee.

1.28 “Tier II Employee” means any Eligible Employee designated as a Tier II Employee.

1.29 “Tier III Employee” means any Eligible Employee designated as a Tier III Employee.

SECTION 2. CHANGE IN CONTROL SEVERANCE BENEFITS

2.1 Generally. Subject to Sections 2.7, 4 and 6.11 hereof, an Eligible Employee shall be entitled to severance payments and benefits pursuant to the applicable provisions of Section 2 of this Plan if he or she incurs a Severance during the Change in Control Protection Period. For purposes of calculating severance benefits pursuant to this Section 2, any reduction in an Employee’s annual base salary or Target Annual Bonus, as the case may be, during the Change in Control Protection Period shall be disregarded. Notwithstanding anything to the contrary in this Plan, in no event shall an Eligible Employee receive cash severance benefits under both this Plan and the Basic Severance Plan. In the event of any conflict or overlap of cash severance benefits under this Plan and the Basic Severance Plan, the plan paying the higher amount of cash severance benefits shall prevail.

2.2 Payment of Accrued Obligations. The Company shall pay to each Eligible Employee who incurs a Severance during the Change in Control Protection Period a lump sum payment in cash, equal to the sum of (a) the Eligible Employee’s earned but unpaid base salary and any accrued but unused vacation pay, in each case through the Severance Date, paid no later than 10 days after the Severance Date, or sooner if required by state law, and (b) subject to Sections 2.7, 4 and 6.11 hereof, the Eligible Employee’s annual bonus payable for the fiscal year immediately preceding the fiscal year in which the Severance Date occurs if such bonus has not been paid as of the Severance Date, paid at the same time as annual bonuses are paid to other senior executives of the Company but not later than March 15th next following the Severance Date, payable without regard to the requirement, if any, that the Eligible Employee be employed on the payment date.

2.3 Tier I Employees. Subject to Sections 2.7, 4 and 6.11 hereof, the Company shall pay to each Tier I Employee who incurs a Severance during the Change in Control Protection Period a lump sum cash payment, as soon as practicable but in no event later than 10 days following the Release Effective Date, equal to the sum of (a) two times (2x) the sum of (i) his or her annual base salary (as in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher) plus (ii) his or her Target Annual Bonus, plus (b) the Pro Rata Bonus.

2.4 Tier II Employees. Subject to Sections 2.7, 4 and 6.11 hereof, the Company shall pay to each Tier II Employee who incurs a Severance during the Change in Control Protection Period a lump sum cash payment, as soon as practicable but in no event later than 10 days following the Release Effective Date, equal to the sum of (a) two times his or her annual base salary (as in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher) plus (b) his or her Target Annual Bonus, plus (c) the Pro Rata Bonus.

2.5 Tier III Employees. Subject to Sections 2.7, 4 and 6.11 hereof, the Company shall pay to each Tier III Employee who incurs a Severance during the Change in Control Protection Period a lump sum cash payment, as soon as practicable but in no event later than 10 days following the Release Effective Date, equal to the sum of (a) his or her annual base salary (as in effect immediately prior to the Change in Control or immediately prior to the Severance Date, whichever is higher) plus (b) 50% of his or her Target Annual Bonus, plus (c) the Pro Rata Bonus.

2.6 Treatment of Equity-Based Compensation Awards in connection with a Severance. Each outstanding equity-based award held by an Eligible Employee who incurs a Severance during the Change in Control Protection Period shall be treated in accordance with its terms.

2.7 Release. No Eligible Employee who incurs a Severance during the Change in Control Protection Period shall be eligible to receive any payments or other benefits under the Plan (other than payments under Section 2.2(a) hereof) unless, effective not later than 60 days following the Severance Date, he or she delivers a written release substantially in the form attached hereto as Schedule A that has become irrevocable and effective in accordance with its terms.

2.8 Restricted Covenant Obligations Unaffected. Each Eligible Employee shall remain subject to any existing non-competition, non-solicitation, non-disparagement, confidentiality or other restrictive covenant obligations applicable to such Eligible Employee in accordance with their terms, which shall remain unaffected by this Plan.

SECTION 3. PLAN ADMINISTRATION.

3.1 The Plan Administrator shall administer the Plan and may interpret the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan.

3.2 The Plan Administrator may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

3.3 The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Plan Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

3.4 The Plan Administrator shall provide each Eligible Employee with a notice in writing indicating that such Eligible Employee has been selected for participation in the Plan and the specific level (Tier I, Tier II or Tier III) at which such Eligible Employee shall participate). The written notice may include such other provisions deemed necessary or appropriate by the Plan Administrator that are not inconsistent with the provisions of the Plan.

SECTION 4. EXCISE TAX CUTBACK.

4.1 In the event it shall be determined (as hereafter provided) that any payment or distribution whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement (including without limitation payments or acceleration of vesting in respect of any equity-based or other award), or similar right (collectively, a “Payment”), to or for the benefit of an Eligible Employee, would be subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the aggregate amount of the Payment payable to the Eligible Employee shall be reduced to the Safe Harbor Amount, but only if such reduction would result in a greater net payment to the Eligible Employee than he or she would have received without such reduction but after paying the Excise Tax.

4.2 All determinations required to be made under this Section 4 will be made by a nationally recognized firm of certified public accountants (the “Accounting Firm”) designated by the Company prior to a Change in Control and reasonably acceptable to the Eligible Employee. Any determination by the Accounting Firm will be binding upon the Company and the Eligible Employee.

4.3 The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 4 shall be borne by the Company.

SECTION 5. PLAN MODIFICATION OR TERMINATION.

5.1 Subject to Section 5.2 below: (a) the Plan may be amended or terminated by the Board at any time; the Plan Administrator may remove any Employee from participating in the Plan at any time; and the Plan shall automatically terminate following the expiration of the two-year period following a Change in Control, except for liabilities incurred for Severances that occur prior to the date of the termination of the Plan.

5.2 The Plan may not be amended or terminated in a way adverse to participants in the Plan, and participants may not be removed from Plan participation, in either case following the occurrence of a Change in Control or the entry into a definitive agreement (or commencement of an action) the consummation of which would result in a Change in Control. Subject to the foregoing, participants may be removed from Plan participation only on one year’s advance written notice.

SECTION 6. GENERAL PROVISIONS.

6.1 Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. When a payment is due under this Plan to a terminated participant who is unable to care for his or her affairs, payment may be made directly to his or her legal guardian or personal representative.

6.2 If the Company or any subsidiary thereof is obligated by law or by contract to pay severance pay, a termination indemnity, notice pay, or the like, or if the Company or any subsidiary thereof is obligated by law to provide advance notice of separation (“Notice Period”), then any severance pay hereunder shall be reduced by the amount of any such severance pay, termination indemnity, notice pay or the like, as applicable, and by the amount of any compensation received during any Notice Period.

6.3 Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

6.4 If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

6.5 This Plan shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Eligible Employee, present and future, and any successor to the Company. If a terminated participant shall die while any amount would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the terminated participant’s estate.

6.6 The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

6.7 The Plan shall not be required to be funded unless such funding is authorized by the Board. Regardless of whether the Plan is funded, no Eligible Employee shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

6.8 Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States Mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

6.9 This Plan shall be construed and enforced according to the laws of the State of Delaware to the extent not preempted by federal law, which shall otherwise control.

6.10 All benefits hereunder shall be reduced by applicable tax withholding and shall be subject to applicable tax reporting, as determined by the Plan Administrator.

6.11 For purposes of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”), each of the payments that may be made under the Agreement are designated as separate payments. It is intended that the provisions of the Agreement comply with Section 409A, and all provisions of the

Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing, an Eligible Employee shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for his or her account in connection with this Plan (including any taxes and penalties under Section 409A), and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold the Eligible Employee (or any beneficiary) harmless from any or all of such taxes or penalties. Notwithstanding anything in this Plan to the contrary, in the event that an Eligible Employee is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments that are “deferred compensation” subject to Section 409A that are made by reason of his or her “separation from service” within the meaning of Section 409A shall be made to the Eligible Employee prior to the date that is six months after the date of his or her “separation from service” or, if earlier, his or her date of death. Immediately following any applicable six-month delay, all such delayed payments will be paid in a single lump sum. In addition, for purposes of this Plan, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A. Except as permitted under Section 409A, any deferred compensation that is subject to Section 409A and is payable to or for an Eligible Employee’s benefit under any Company-sponsored plan, program, agreement or arrangement may not be reduced by, or offset against, any amount owing by such Eligible Employee to the Company or any Affiliate.

SECTION 7. CLAIMS, INQUIRIES, APPEALS.

7.1 Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

HMH Holdings (Delaware), Inc.

222 Berkeley Street

Boston, MA 02116

Attn: CIC Severance Plan Administrator

7.2 Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial. The written notice of denial will be set forth in a manner designed to be understood by the employee, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure.

This written notice will be given to the employee within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90)-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. The applicant will then be permitted to appeal the denial in accordance with the Review Procedure described below.

7.3 Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied (or deemed denied), in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied). The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents in preparing a request for a review and submit written comments, documents, records and other information relating to the claim. A request for a review shall be in writing and shall be addressed to:

HMH Holdings (Delaware), Inc.

222 Berkeley Street

Boston, MA 02116

Attn: CIC Severance Plan Administrator

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.

7.4 Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60)-day period. The Plan Administrator will give prompt, written notice of his or her decision to the applicant. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific Plan provisions upon which the decision is based. If written notice of the Plan Administrator’s decision is not given to the applicant within the time prescribed in this Section 7.4 the application will be deemed denied on review.

7.5 Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out his or her responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense.

7.6 Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (a) has submitted a written application for benefits in accordance with the procedures described by Section 7.1 above, (b) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (c) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 7.3 above and (d) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 7.4 above).

SCHEDULE A

WAIVER AND RELEASE OF CLAIMS AGREEMENT

Pursuant to Section 2 of the HMH Holdings (Delaware), Inc. (the “Company”) Change in Control Severance Plan (the “Plan”), in consideration of the Company’s agreement to provide the undersigned (the “Executive”) with compensation and benefits under the Plan to which the Executive would not otherwise be entitled (in the absence of the Executive’s delivery of this waiver and release of claims ), the Executive, for and on behalf of himself/herself and his/her heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to the Executive’s employment or termination of employment with, or his/her serving in any capacity in respect of, the Company or any of its subsidiaries or affiliates (the “Company Group”), both known and unknown, in law or in equity, which the Executive may now have or ever had against any member of the Company Group or any shareholder, partner, member, employee, director, manager, agent or officer of any member of the Company Group (collectively, the “Releasees”) from the beginning of time to the date hereof. This includes, but is not limited to (i) any claim for any severance benefit which but for this Agreement might have been due the Executive under any previous agreement executed by and between any member of the Company Group and the Executive or any other severance plan, including the Basic Severance Plan; (ii) any discrimination claim based on race, religion, color, national origin, age, sex, sexual orientation or preference, disability, military service or other protected class, or retaliation; (iii) any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA”), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988, the Sarbanes-Oxley Act of 2002, all as amended; (iv) any claim for wrongful termination, back pay, future wage loss, injury subject to relief under the various states wage and workers’ compensation laws, including without limitation [list laws specific to MA and the state of residence of the Executive]1 or similar laws of other states; and (v) any claim under any other common law, public policy, contract (whether oral or written, express or implied) or tort law and/or any other local, state or federal law, regulation or ordinance. By signing this Agreement the Executive acknowledges that he/she intends to waive and release any rights known or unknown he/she may have against the Releasees under these and any other laws.

[1]	This release is subject to modification as may be needed to reflect specific applicable state laws and enforceability requirements.

Notwithstanding the foregoing, all of the Executive’s rights to (i) indemnification under the By-Laws, any indemnification agreement or arrangement entered into between the Executive and any member of the Company Group and/or Charter or Certificate of Incorporation of any member of the Company Group; (ii) the payments and benefits under the Plan; (iii) accrued vested benefits under employee benefit plans of the Company Group subject to the terms and conditions of such plans and applicable law; (iv) coverage under the Company’s directors and officers liability insurance policy in accordance with the terms of such policy; and (v) bring claims that may not be released by law, in each case under (i), (ii), (iii), (iv), and (v) shall continue.

The Executive acknowledges that he/she has not filed any complaint, charge, claim or proceeding against any of the Releasees before any local, state or federal agency, court or other body relating to his/her employment or the termination thereof (each individually a “Proceeding”). The Executive represents that he/she is not aware of any basis on which such a Proceeding could reasonably be instituted. The Executive (i) acknowledges that he/she will not initiate or cause to be initiated on his/her behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he/she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, except as specifically provided in this paragraph and the immediately preceding paragraph, the Executive understands that by entering into this Agreement, he/she will be limiting the availability of any remedies that he/she may have against the Company Group and also limiting his/her ability to pursue any claims against the Releasees. Notwithstanding the above, nothing in this Agreement shall prevent the Executive from (i) initiating or causing to be initiated on his/her behalf any Proceeding against the Company Group before any local, state or federal agency, court or other body challenging the validity of the waiver of his/her claims under ADEA contained in this Agreement (but no other portion of such waiver), or (ii) initiating or participating in an investigation or Proceeding conducted by the EEOC.

The Executive acknowledges that he/she has been given [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Agreement to consider all the provisions of this Agreement and, if he/she executes this Agreement prior to the expiration of such [twenty-one (21)] [forty-five (45)] day period, he/she does hereby knowingly and voluntarily waive said given [twenty-one (21)] [forty-five (45)] day period. THE EXECUTIVE FURTHER ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT CAREFULLY; THIS AGREEMENT IS WORDED IN AN UNDERSTANDABLE WAY; EXECUTIVE IS BEING ADVISED BY THIS WRITING TO CONSULT AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; HE/SHE FULLY UNDERSTANDS THAT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, BY SIGNING BELOW EXECUTIVE IS WAIVING ANY RIGHTS AND RELEASING CLAIMS, INCLUDING ALL RIGHTS AND CLAIMS ARISING UNDER THE ADEA, WHICH

HE/SHE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN THIS AGREEMENT; HE/SHE DOES NOT WAIVE CLAIMS UNDER THE ADEA THAT MAY ARISE AFTER THE DATE EXECUTIVE SIGNS THIS AGREEMENT; AND THE CONSIDERATION GIVEN BY THE COMPANY FOR THE WAIVER OF RIGHTS AND RELEASE OF CLAIMS IS IN ADDITION TO ANYTHING OF VALUE TO WHICH THE EXECUTIVE IS ALREADY ENTITLED . THE EXECUTIVE ACKNOWLEDGES THAT HE/SHE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND THE EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

The Executive shall have seven (7) days from the date of his/her execution of this Agreement to revoke this Agreement (including without limitation the waiver of rights and release of any ADEA claims covered by this Agreement) by providing a signed, written notice of the decision to revoke to the Executive’s Human Resources representative. If not so revoked during such seven-day period, this Agreement shall become effective on the eighth (8th) day following the Executive’s execution of this (the “Effective Date”). If the Executive revokes this Agreement (including without limitation the waiver of rights and release of any ADEA claims covered by this Agreement), the Executive will be deemed not to have accepted any of the terms of this Agreement, and the Executive will not be entitled to any compensation or benefits under the Plan or any other severance plan, including the Basic Severance Plan, that were conditioned on the delivery of an effective and irrevocable release of all claims.

Date:

Signed:

(Print Employee’s Name)